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                                                                      Exhibit 23



                          INDEPENDENT AUDITORS' CONSENT



The Board of Directors and Shareholders
Bed Bath & Beyond Inc.:

We consent to incorporation by reference in the registration statements (No. 33-63902, 33-87602, 333-18011 and 333-75883) on Forms S-8 of Bed Bath & Beyond
Inc. of our report dated March 26, 1999, relating to the consolidated balance sheets of Bed Bath & Beyond Inc. and subsidiaries as of February 27, 1999 and February 28, 1998, and the related consolidated statements of earnings, shareholders' equity, and cash flows for each of the fiscal years in the three-year period ended February 27, 1999, which report appears in the February 27, 1999 annual report on Form 10-K of Bed Bath & Beyond Inc.


/S/ KPMG LLP



New York, New York
May 28, 1999